                                  SCHEDULE 14A
                                 (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                  / /  Confidential, for
                                                  Use of the Commission
                                                  Only (as Permitted by
                                                  Rule 14a-6(e)(2))

/x/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             DATA SYSTEMS & SOFTWARE INC.
          ----------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                             DATA SYSTEMS & SOFTWARE INC.
          ----------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/x/      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


         (1) Title of each class of securities to which transaction applies:

----------------------------------------------------------------------


         (2) Aggregate number of securities to which transaction applies:

----------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

----------------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

----------------------------------------------------------------------

         (5)      Total fee paid:

----------------------------------------------------------------------

/ /      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

------------------------------------------------------------

         (2)  Form, Schedule or Registration Statement No.:

------------------------------------------------------------

         (3)  Filing Party:

------------------------------------------------------------

         (4)  Date Filed:

------------------------------------------------------------

                          DATA SYSTEMS & SOFTWARE INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 22, 1996



         The Annual Meeting of Stockholders of Data Systems & Software Inc. (the "Company") will be held at The Courtyard by Marriott, 140 Route 17 South, Mahwah, New Jersey, on Tuesday, October 22, 1996, at 9:30 a.m., for the following purposes:

                  (1) To elect six directors to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

                  (2) To consider and act upon such other and further matters as may properly come before the meeting or any postponements or adjournments thereof.

         Only stockholders of record at the close of business on September 9, 1996, are entitled to notice of and to vote at the meeting or any postponements or adjournments thereof.

         Regardless of how many shares you own, your vote is very important. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. No additional postage is required.

                       BY ORDER OF THE BOARD OF DIRECTORS,

                                                     SHELDON KRAUSE
                                                     Secretary

September 30, 1996
Mahwah, New Jersey

                          DATA SYSTEMS & SOFTWARE INC.
                                  200 Route 17
                            Mahwah, New Jersey 07430



              -----------------------------------------------------

                                 PROXY STATEMENT

              -----------------------------------------------------




         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Data Systems & Software Inc., a Delaware corporation (the "Company" or "DSSI"), to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at The Courtyard by Marriott, 140 Route 17 South, Mahwah, New Jersey, on Tuesday, October 22, 1996, at 10:00 a.m., and any postponements or adjournments thereof. This Proxy Statement and the accompanying materials are being mailed on or about September 9, 1996 to holders of record of the Common Stock, par value $.01 per share, of the Company (the "Common Stock") as of the record date.

         The record date (the "Record Date") for determining stockholders entitled to notice of, and to vote at, the Annual Meeting has been established as the close of business on September 9, 1996. On that date, the Company had outstanding and entitled to vote 7,369,178 shares of Common Stock. Holders of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters properly brought before the Annual Meeting.

         The presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the annual meeting for any matter, it will be deemed present for all other matters. Votes withheld from any nominee for election as a director, abstentions, and shares held by a nominee for a beneficial owner ("Broker Shares") that are voted on any matter will be included in determining the number of shares present. Broker Shares that are not voted on any matter will not be included in determining the number of shares present.

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to each of the other proposals set forth in the accompanying Notice of Annual Meeting, stockholders may vote in favor of the proposal, against the proposal or may abstain from voting. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees for election as directors and FOR each of the other proposals set forth in the accompanying Notice of Annual Meeting. Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (i) giving written notice to the Company of such revocation, (ii) voting in person at the Annual Meeting, or (iii) executing and delivering to the Company a later-dated proxy. Written revocations and later-dated proxies should be sent to Data Systems & Software Inc., 200 Route 17, Mahwah, New Jersey 07430, Attention: Secretary.

         Directors will be elected at the Annual Meeting by a plurality of the votes cast. Each other matter to be submitted to stockholders at the Annual Meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions are counted as if they were "no" votes in tabulations of the votes cast on matters presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a matter has been approved.


           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table and the notes thereto set forth information, as of September 15, 1996, concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company listed under "Summary Compensation Table" below, and
(iv) all executive officers and directors of the Company as a group.



                                                               Shares
                                                            Beneficially          Percent
Name and Address of Beneficial Owner(1)                       Owned(2)            Of Class
                                                            ------------          --------
President and Fellows of Harvard College                         419,000(3)         5.7%
c/o Harvard Management Company, Inc.
600 Atlantic Avenue
Boston, MA 02210
George Morgenstern                                               249,530(4)         3.4%
Samuel Fogel                                                     157,403(5)         2.1%
Robert L. Kuhn                                                   264,322(6)         3.6%

Hon. Maxwell M. Rabb                                              32,500(7)          *
Allen I. Schiff                                                   12,500(8)          *
Harvey Eisenberger                                                    7,500          *
Sheldon Krause                                                    12,500(8)          *
All executive officers and directors                                756,255        10.1%
of the Company as a group (9 people)

*  Less than 1%.
---------------------------

(1)      Where no address is indicated, the address is in care of the Company.

(2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) The information concerning the number of shares beneficially owned, is as of February 13, 1996 and is based on a Schedule 13G filed by the President and Fellows of Harvard College, with the Securities and Exchange Commission. Such Schedule 13G indicates that the President and Fellows of Harvard College has sole voting power and sole dispositive power with respect to the indicated shares.

(4) Consists of (i) 179,239 shares held by Mr. Morgenstern, including 100,000 shares received by Mr. Morgenstern in March 1996 as a restricted stock award which will vest over a three year period, and
         (ii) 70,291 currently exercisable options held by Mr. Morgenstern.

(5) Consists of 90,737 shares and 66,666 currently exercisable options held by Mr. Fogel.

(6) Consists of 192,656 shares and 71,666 currently exercisable options held by Dr. Kuhn.

(7)      Consists of 20,000 shares and 12,500 currently exercisable options held by Ambassador Rabb.

(8)      Consists of currently exercisable options.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

         The Board of Directors of the Company is currently comprised of six members. The entire Board of Directors of the Company is to be elected at the Annual Meeting. The Board of Directors has nominated the six current directors, George Morgenstern, Robert L. Kuhn, Harvey Eisenberger, Sheldon Krause, Maxwell
M. Rabb and Allen I. Schiff, for election as directors at the Annual Meeting. All nominees have consented to be named and serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee.

Certain Information Regarding Directors and Officers

         Set forth below is certain information concerning the nominees for director and the executive officers and key employees of the Company:

         Name                       Age                                Position
         ----                       ---                                --------
George Morgenstern                  63               Director; Chairman of the Board, President, Chief
                                                     Executive Officer and Chief Financial Officer of DSSI;
                                                     Chairman of the Board of the Company's Decision Systems
                                                     Israel Ltd. subsidiary ("DSI Israel"); Chairman of the
                                                     Board of the Company's Tower Semiconductor Ltd.
                                                     subsidiary ("Tower")

Samuel Fogel                        50               Vice President of DSSI; President and General Manager of
                                                     DSI Israel

Yacov Kaufman                       39               Vice President and Chief Financial Officer of DSSI; Vice
                                                     President and Chief Financial Officer of DSI Israel

Rafael M. Levin                     48               Co-Chief Executive Officer of Tower


Yoav Nissan-Cohen                   45               Co-Chief Executive Officer of Tower

David Weldler                       29               Vice President

Robert L. Kuhn                      51               Vice Chairman and Director

Maxwell M. Rabb                     85               Director

Allen I. Schiff                     50               Director

Harvey Eisenberger                  52               Director

Sheldon Krause                      41               Director and Secretary

     George Morgenstern has been Chairman of the Board since June 1993, and has been President and Chief Executive Officer and Chief Financial Officer of DSSI since its incorporation in 1986. Mr. Morgenstern also serves as Chairman of the Board of DSI Israel and as Chairman of the Board of Tower. Mr. Morgenstern co-founded Decision Systems, Inc. in 1960 and until October 1, 1991, served as its President and Chief Executive Officer.

     Harvey Eisenberger has been a director since 1994. Since 1986, he has been an account executive with a New York investment firm.

     Samuel Fogel has been Vice President of DSSI since June 1993, President of DSI Israel since October 1991, General Manager of DSI Israel since June 1990, and has been associated with DSI Israel since 1984. Mr. Fogel served as Vice President and Deputy General Manager of DSI Israel from 1984 to June 1990. From 1970 to 1984 Mr. Fogel worked as a senior executive for IAI.

     Yacov Kaufman has been Vice President and Chief Financial Officer of DSSI since February 1996. Mr. Kaufman has been a Vice President of DSI Israel since 1992 and Chief Financial Officer of DSI Israel since 1990.

     Robert L. Kuhn has been a director of DSSI since 1986 and Vice Chairman of the Board of DSSI since 1994. Since 1991, Dr. Kuhn has been President of Geneva Financial Corporation, a company specializing in mergers and acquisitions. Dr. Kuhn has been active in establishing joint ventures and cross-border transactions with Japan and China, and has been an advisor for the governments of the People's Republic of China, Israel and Germany on commercializing science and technology.

     Sheldon Krause has served as Secretary of the Company since 1986 and as a director since January 1994. Since 1987, Mr. Krause has been engaged in the private practice of law in New York City and is currently a member of the firm of Ehrenreich & Krause. From 1981 to 1986, Mr. Krause was associated with the New York law firm of Cravath, Swaine & Moore. Mr. Krause is the son-in-law of

George Morgenstern, Chairman of the Board, President and Chief Executive Officer of the Company.

     Rafael M. Levin has been Co-Chief Executive Officer of Tower since June 1995. From June 1993 to June 1995, Dr. Levin served as Vice President and Chief Operating Officer of Tower. From March 1993 to June 1993, Dr. Levin served as Operations Manager of the Tower. From 1984 until March 1993, he was employed by National at the Migdal Haemek facility in various capacities.

     Yoav Nissan-Cohen has been Co-Chief Executive Officer of Tower since June 1995. From June 1993 to June 1995, Dr. Nissan-Cohen served as Vice President, Technology and Business Development of Tower. From March 1993 to June 1993, Dr. Nissan-Cohen was Director, Technology and Business Development of Tower. From 1988 until March 1993, Dr. Nissan-Cohen was employed by National at the Migdal Haemek facility in various capacities.

     Hon. Maxwell M. Rabb has been a director of DSSI since 1992. Ambassador Rabb has been Of Counsel to the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel since 1991 and was Of Counsel to the law firm of Stroock & Stroock & Lavan from 1989 to 1991. From 1981 to 1988, Ambassador Rabb was United States Ambassador to Italy.

     Allen I. Schiff has been a director of the Company since 1992. Since 1978 he has been a Professor of Accounting at Fordham University Graduate School of Business Administration, serving as Chairman of the Accounting Department from 1981 to 1983 and from 1985 to 1990.

     David Weldler has been Vice President of DSSI since February 1996. From February 1995 to February 1996, Mr. Weldler served in various capacities at DSSI. From 1991 to 1995 Mr. Weldler was president of an international marketing firm.

     All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualify. Executive officers hold office until their successors are chosen and qualify, subject to earlier removal by the Board of Directors.

Compensation of Directors

     Each director of the Company is paid $1,000 for each meeting which such director attends, plus reimbursement of associated out-of-pocket expenses. Dr. Schiff is paid an additional $12,000 per annum for his service as Chairman of the Audit Committee and Stock Option Committee, plus additional amounts for committee meeting fees and special assignments. Mr. Eisenberger is paid an additional $6,000 per annum in connection with his service on the Audit Committee. Dr. Kuhn is paid an additional $50,000 per annum in connection with his service as Vice Chairman of the Company.

     The Company's 1994 Stock Option Plan for Outside Directors, as amended (the "Outside Director Plan") provides for awards of non-qualified options to directors of the Company who are not officers or employees of the Company or its affiliates and who meet certain other eligibility criteria. Pursuant to the Outside Director Plan, (i) upon first election or appointment to the Board of Directors, each newly elected eligible director will be granted an option to purchase 7,500 shares of Common Stock and (ii) immediately following each annual meeting of stockholders of the Company, each eligible director will generally be granted an option to purchase 7,500 shares of Common Stock.

     Options that are granted under the Outside Director Plan are exercisable beginning on the first anniversary of the date of the grant until the earliest of (i) 10 years from the date of grant and (ii) the date an optionee ceases to be a director (90 days thereafter, if the optionee ceases to be a director due to death or disability). Options that are granted under the Outside Director Plan are required to provide for an exercise price per share of Common Stock equal to 100% of fair market value per share on the date the option is granted. The maximum number of shares of Common Stock in respect of which options may be granted under the Outside Director Plan is 200,000.

Meetings of the Board of Directors

     During 1995, the Board of Directors of the Company met two times and acted by written consent one time. During 1995, each director attended in excess of 75% of (i) the total number of meetings of the Board of Directors held during the period for which he was a director and (ii) the total number of meetings of each committee of the Board of Directors on which the director served during the period for which he was a member.

Information Concerning Certain Committees of the Board of Directors

     The Board of Directors of the Company has a standing Audit Committee comprised of Dr. Schiff, who serves as Chairman, Mr. Eisenberger and Mr. Krause. The Board of Directors does not have a nominating committee or a compensation committee.

     The Audit Committee is charged with assisting the directors with the fulfillment of their responsibilities to stockholders and others relating to the corporate accounting and reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee reviews with the Company's independent certified public accountants the Company's accounting practices and policies; reviews the report of the Company's independent auditors on the Company's year-end financial statements; examines from time to time, in consultation with the Company's financial officers and its independent certified public accountants, the Company's overall accounting and financial controls; and is available to the Company's independent auditors for consultation. In addition, the Audit Committee makes recommendations to the Board of Directors regarding the engagement or discharge of the Company's auditors. During 1995, the Audit Committee met four times.

Compensation Committee Interlocks and Insider Participation

     The Board of Directors has not established a compensation committee. All matters related to compensation, except for matters related to the Company's stock option plans, are determined by the Board of Directors. Matters related to the Company's stock option plans are determined by the Stock Option Committee, consisting of Dr. Schiff (Chairman), Mr. Krause and Mr. Rabb (alternate).

     The following members of the Board of Directors of the Company also serve as officers of the Company: Mr. Morgenstern (Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer), Dr. Kuhn (Vice Chairman of the Board) and Sheldon Krause (Secretary). During 1995, no member of the Board of Directors of the Company who is also an officer of the Company participated in deliberations of the Board of Directors or any Committee thereof relating to his own compensation. Subject to the foregoing limitations, each member of the Board of Directors participated in 1995 in deliberations of the Board of Directors concerning executive officer compensation.

Employment Arrangements

     George Morgenstern serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company pursuant to a five-year employment agreement (the "Employment Agreement") which commenced on January 1, 1994. Pursuant to the agreement, Mr. Morgenstern receives a salary of $300,000 per annum, plus contributions to a nonqualified retirement fund equal to 20% of salary. Mr. Morgenstern's compensation also includes the use of two company automobiles, premium payments on a life insurance policy owned by Mr. Morgenstern and other fringe benefits. The salary is subject to annual review by the Board of Directors and an annual cost of living adjustment commencing in 1997.

     Under the terms of the Employment Agreement, Mr. Morgenstern may, as hereinafter described, elect to terminate his employment as Chairman of the Board of Directors, President and Chief Executive Officer of the Company and to thereafter continue to serve the Company as a consultant through the end of 2005. Mr. Morgenstern may make such election: (x) if there is a "Change in Control of the Company" (as defined in the Employment Agreement), such as the acquisition by a third party of 20% or more of the Company's outstanding voting stock, a merger or sale of all or substantially all of the assets of the Company, approval of a liquidation or dissolution of the Company or certain changes in the composition of the Company's Board of Directors, in which case he would continue to receive compensation at the annual rate in effect at the time of such election, adjusted annually commencing in 1997 for increases in the cost of living (the "Base Rate"), or (y) upon 120 days' prior written notice at any time after January 1, 1995 and before September 30, 1998, in which case he would receive compensation at an annual rate equal to 50% of the Base Rate for four years and 25% of the Base Rate thereafter. During any consulting period, Mr. Morgenstern would provide advice and consultative services concerning the business of the Company, upon request of the Board of Directors, and report directly to the Board of Directors. The Company is obligated under the agreement to fund at the beginning of any consulting period all amounts to become payable to Mr. Morgenstern for consulting services and to fund upon his death all amounts payable to his estate. During the term of the agreement (including any consulting period), Mr. Morgenstern may not engage in a business that is in substantial and direct competition with the business of the Company or any of its subsidiaries.

     Until his resignation on April 10, 1995, Sanford L. Kane served as Vice President of DSSI and as Chairman and Chief Executive Officer of the Company's Tower subsidiary pursuant to an employment agreement with the Company. Pursuant to the agreement, Mr. Kane received a salary of $240,000 per annum, subject to annual review by the Board of Directors, a bonus of up to 20% of base pay and other benefits. Upon his resignation, Mr. Kane entered into an agreement pursuant to which he was entitled to continue to receive his base salary (in accordance with the Company's normal payroll procedures) during the 14-month period following the date of his resignation. At the time of Mr. Kane's resignation, the Company accrued the full amount payable under the agreement. In April 1995, the Company suspended payments to Mr. Kane under the resignation agreement. In July 1995, the Company commenced an action against Mr. Kane, alleging, among other things, destruction and misappropriation of property and data owned by the Company and seeking a declaratory judgment voiding the resignation agreement. Mr. Kane has filed a counterclaim against the Company alleging breach by the Company of the resignation agreement and its employment agreement with Mr. Kane. Mr. Kane's counterclaim seeks compensatory damages of $750,000 and punitive damages of $25 million. The Company intends to vigorously pursue its claims against Mr. Kane and defend against his counterclaims.

     Mr. Fogel serves as President and General Manager of DSI Israel, pursuant to an employment agreement with the Company. The term of the agreement is automatically extended for an additional one-year period on August 31 of each year unless terminated for any reason by either party upon three months' prior written notice or by the Company for cause (as defined in the agreement). In addition to his cash compensa tion, Mr. Fogel also has use of a company automobile and receives other benefits customarily conferred in Israel upon persons in similar corporate positions.

     Tower has entered three-year employment agreements with Dr. Levin and Dr. Nissan-Cohen, which expire in August 1997. These agreements provide for an annual base salary (subject to cost of living adjustments) of $100,000 and $92,000 for Dr. Levin and Dr. Nissan-Cohen, respectively. In addition, these agreements provide for other benefits such as vacation, sick leave, provision of automobiles and insurance contributions and contain confidentiality covenants. These employment agreements may be terminated by Tower in the event of the employee's death or disability or for cause (as defined in the agreements) or otherwise upon 60 days' written notice.

Executive Compensation

         The following table sets forth for the periods indicated information concerning the compensation of the chief executive officer and the other officer of the Company who received in excess of $100,000 in salary during 1995.

                           Summary Compensation Table


                                                    Annual Compensation                    Long Term Compensation Awards
                                              --------------------------------       -----------------------------------------
                                                                                     Securities             All Other
Name and                                        Salary                               Underlying             Compensation
Principal Position             Year               ($)             Bonus ($)          Options (#)            ($)
-------------------------      ---------      -----------      ---------------       -----------------      ------------------
George Morgenstern             1993               200,000                    -                       -                  56,223
Chief Executive Officer        1994               300,000                    -                 200,000(1)               85,440
                               1995               300,000                    -                  97,500(2)               82,808(3)

Samuel Fogel                   1993               132,000                1,295                       -                  17,600
President of DSI Israel        1994               132,000                    -                 200,000(4)               17,600
                               1995               132,000                    -                  40,000(5)               17,600 (6)

-----------------------------


(1) Consists of (i) 100,000 options (the "regular options") which vest over a three-year period commencing July 1994 and (ii) 100,000 additional options (the "performance options") which vest over the same period, but which are subject to additional vesting criteria relating to the market price performance of the Company's Common Stock. As of September 15, 1996 these additional vesting criteria had been satisfied with respect to all but 20,000 of the performance options. In all events, the performance options become exercisable on the ninth anniversary date of the grant, whether or not the stock price performance criteria have been satisfied.

(2)      Consists of options which vest over a two-year period ending December

         1996.

(3) Consists of (i) $60,000 in contributions to a non-qualified retirement fund, (ii) $17,308 paid in lieu of vacation not taken in 1995, (iii) approximately $3,500 in life insurance premiums and (iv) director's fees of $2,000.

(4) Consists of (i) 100,000 regular options and (ii) 100,000 performance options with the same terms as those described in note 1 above.

(5)      Consists of options which vest over a three-year period ending December
         1998.

(6) Represents contributions to severance and pension funds. These contributions are made on substantially the same basis as those made on behalf of all DSI Israel employees.

         The following tables summarize the options granted in 1995 to the executive officers named in the Summary Compensation Table above, the potential value of these options at the end of the option term, assuming certain levels of appreciation of the Company's Common Stock, and the number and value of all options held by such executive officers at the end of 1995. No options were exercised by the named executive officers in 1995.


                                                 Option/SAR Grants in 1995

                                                                                                             Potential Realizable
                                                                                                             Value at Assumed
                                                                                                             Annual Rates of Stock
                                                                                                             Price Appreciation for
                                                          Individual Grants(1)                               Option Term(2)
                              -----------------------------------------------------------------------------  ----------------------
                              Number of           % of Total
                              Securities          Options                  Exercise
                              Underlying          Granted to               or Base
                              Options             Employees in             Price              Expiration
Name                          Granted (#)         Fiscal Year (%)          ($/Share)          Date              5% ($)      10% ($)
------------------------      --------------      -------------------      ------------       -------------    -------   -----------
George Morgenstern             97,500(3)             18.4                  6.375               5/17/00         171,726      379,470
Samuel Fogel                   40,000(4)              7.6                  6.375               5/17/00          70,452      155,680

-----------------------------

(1)      The Company granted no stock appreciation rights (SARs) in 1995.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% compounded annual appreciation rates prescribed by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

(3) These options become exercisable as to one-half in December 1995 and will become exercisable as to the balance in December 1996.

(4) These options will become exercisable as to one-third in December 1996, one-third in December 1997 and the balance in December 1998.

         Set forth below is information on the number and value of unexercised options to purchase Common Stock held by any of the persons named in the above table. No options were exercised by such persons in 1995.

                                            Fiscal Year End Stock Option Values

                                        Number of Securities Underlying
                                          Unexercised Options at Year                      Value of Unexercised In-the-
                                                    End(#)                                      Money Options($)(1)
                                   -----------------------------------------           -------------------------------------
Name                                 Exercisable            Unexercisable               Exercisable          Unexercisable
------------------------           ----------------       ------------------           --------------      -----------------
George Morgenstern                           70,291                  227,209                 -                             -
Samuel Fogel                                 66,666                  173,334                 -                             -
----------------------

(1) The exercise price of all options held by the named officers exceeded the fair market value of the Common Stock on December 31, 1995.


Certain Related Party Transactions

         In December 1994, the Company made a non-interest bearing loan of approximately $277,000 to Samuel Fogel, Vice President of the Company and President of DSI Israel, to fund the payment of withholding taxes on shares of Common Stock previously issued to such employees. (Under Israeli law these shares are taxable to such employees as compensation upon their release to the employees even though the shares have not yet been sold.) The loan remains outstanding and is repayable out of the proceeds of the sale of such shares when sold.

         During 1995, the Company paid fees in the amount of approximately $ 535,000, for legal services rendered and reimbursement of out-of-pocket expenses incurred, to Ehrenreich & Krause, a law firm in which Sheldon Krause, director and Secretary of the Company, is a member.

                  COMPENSATION REPORT OF THE BOARD OF DIRECTORS

         The goals of the Company's compensation policy are to (i) attract, retain and reward executives who contribute to the overall success of the Company by offering compensation that is competitive, (ii) motivate executives to achieve the Company's business objectives and (iii) align the interests of executives with the long-term interests of stockholders. In 1995, the Company primarily used salary and stock options to meet these goals. The Board of Directors believes that there is necessarily an element of subjectivity in establishing compensation levels for the Company's executives and does not follow specific objective performance criteria when establishing such compensation levels.

         A portion of each executive officer's compensation in 1995 consisted of stock options granted by the Stock Option Committee (the "Stock Option Committee") of the Board of Directors. The Board believes that the use of stock options to compensate executive officers encourages and rewards effective management that results in long-term corporate financial success, as measured by stock price appreciation. The Board further believes that such use aligns the interests of the Company's executives with those of the Company's stockholders, since the value of an option bears a direct relationship to the Company's stock price. The number of options granted to each executive officer during 1995 was based on the subjective evaluation of the Stock Option Committee of the executive's past contributions to the Company and the executive's ability to influence the Company's long-term growth and profitability.

         Compensation decisions with respect to executive officers, other than the chief executive officer, have been based upon the recommendation of the chief executive officer (except for decisions relating to stock options, which are determined by the Stock Option Committee as described above). The salary paid to Mr. Morgenstern, the chief executive officer of the Company, in 1995 was paid pursuant to an employment agreement entered into by the Company with Mr. Morgenstern at the beginning of 1995 (described under "Proposal 1--Election of Directors--Employment Arrangements"). Because Mr. Morgenstern's cash compensation during 1995 was made solely pursuant to his employment agreement, the Board of Directors took no action regarding Mr. Morgenstern's cash compensation during 1995. In addition to the factors described above relating to the grant of stock options generally, the number of stock options granted to Mr. Morgenstern during 1995 was based upon the belief of the Stock Option Committee that an increase of Mr. Morgenstern's equity interest in the Company was in the best interest of the Company and its stockholders.


                                           BOARD OF DIRECTORS

                                           George Morgenstern
                                           Robert L. Kuhn
                                           Harvey Eisenberger
                                           Sheldon Krause
                                           Maxwell M. Rabb
                                           Allen I. Schiff

                          STOCK PRICE PERFORMANCE GRAPH

         The following stock price performance graph compares the cumulative total return of the Company's Common Stock, during the period February 10, 1992 (date of the Company's initial public offering) to December 31, 1995, to the cumulative total return during such period of (i) the Nasdaq Stock Market Index (United States and Foreign) and (ii) the Nasdaq Computer & Data Processing Stock Index.




                                          Comparison of Cumalitive Total Return

                                                      02/10/92     12/31/92      12/31/93       12/30/94       12/29/95
DSSI                                                     100         185.33       421.667        158.333        233.333
Nasdaq Computer & Data Processing Stock                  100        109.188       126.017        122.223        171.637
Index
Nasdaq Stock Market Index                                100         99.967       105.799        127.004        195.639





      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934


         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of such forms received by it, or written representations from certain reporting persons, the Company believes that during 1995 all
Section 16(a) filing requirements applicable to its executive officers and directors were complied with, except that forms required to be filed by (i) Shmuel Shelef in connection with his sale of Common Stock, (ii) Mr. Kaufman in connection with his exercise of options to purchase Common Stock and his sale of shares of Common Stock and (iii) Ambassador Rabb in connection with his exercise of warrants, were filed late.

                                STOCKHOLDER LIST

         Commencing on October 11, 1996, an alphabetical list of the names and addresses of the stockholders of record of the Company as of the Record Date will be available at the principal executive offices of the Company for inspection by any stockholder during normal business hours for any purpose germane to the Annual Meeting. The Company's principal executive offices are located at 200 Route 17, Mahwah, New Jersey 07430.

                   INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

         Igal Brightman & Co. (a member of Deloitte Touche Tohmatsu International) served as the Company's independent certified public accountants and auditors for the year ended December 31, 1995 and has been selected to serve in that capacity for fiscal year 1996. The Company does not expect a representative of Igal Brightman & Co. to be present at the Annual Meeting.

                STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

         Stockholders may present proposals for inclusion in the Company's 1997 proxy statement provided that (in addition to other applicable requirements) such proposals are received by the Company in writing at its principal executive offices no later than June 2, 1997.

                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors' recommendations.


                                  ANNUAL REPORT

         A copy of the Company's Annual Report, covering the fiscal year ended December 31, 1995, including audited financial statements is enclosed with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                             ADDITIONAL INFORMATION

         The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by personal interview, telephone, telex or facsimile. The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                           SHELDON KRAUSE
                                           Secretary

September 30, 1996
Mahwah, New Jersey